UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 11, 2015

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective as of December 11, 2015, Career Education Corporation (the “Company”) and its wholly-owned subsidiary, CEC Educational Services, LLC (“CEC-ES”), and the subsidiary guarantors thereunder entered into a Fourth Amendment (the “Fourth Amendment”) to their Amended and Restated Credit Agreement, dated as of December 13, 2013 (the “Credit Agreement”), with BMO Harris Bank N.A. (“BMO Harris”), in its capacities as the sole lender, the letter of credit issuer and the administrative agent for the lenders from time to time parties thereto and the letter of credit issuer thereunder.

The Fourth Amendment, among other things: (i) decreases the revolving credit facility to $95 million; (ii) extends the maturity date of the revolving credit facility to December 31, 2018; (iii) modifies the definitions of “Base Rate” and “LIBOR”; (iv) requires that for any date occurring after December 31, 2015, the Lenders thereunder shall be required to approve each credit extension (other than letter of credit extensions); and (v) requires the borrowers to maintain, as of the last day of each fiscal quarter, a balance of cash, cash equivalents and permitted investments in domestic accounts of at least $110 million. The requirement that the borrowers maintain a minimum cash, cash equivalents and permitted investments balance is not necessarily indicative of the Company’s expectations regarding its future cash and investments balance.

As of December 10, 2015, no revolving loans were drawn under the Credit Agreement, as amended.

The Credit Agreement, as amended, continues to provide that (i) accrued interest is payable (x) in the case of a LIBOR-based loan, at the end of each respective interest period (or, in the case of an interest period in excess of three months, on the dates that fall every three months after the beginning of such interest period) in arrears, and (y) in the case of a base rate-based loan, on the last business day of each month in arrears; (ii) accrued commitment fees are payable quarterly in arrears, and the administrative agent fee is payable on the closing date and on each anniversary thereof, in advance; (iii) principal is payable at maturity; (iv) the Company and CEC-ES may prepay amounts outstanding, or terminate or reduce the commitments, under the Credit Agreement upon three or five business days’ prior notice, respectively, in each case without premium or penalty; and (v) the loans and letter of credit obligations thereunder are secured by 100% cash collateral. The Credit Agreement, as amended, and the ancillary documents executed in connection therewith contain customary affirmative, negative and financial maintenance covenants, representations and warranties, events of default, and rights and remedies upon the occurrence of any event of default thereunder, including rights to accelerate the loans, terminate the commitments and realize upon the collateral securing the obligations under the Credit Agreement.

There is no material relationship between the Company or any of its subsidiaries or affiliates and BMO Harris, other than in respect of the Credit Agreement, as amended, and certain banking relationships, all of which have been entered into in the ordinary course of business.

The foregoing descriptions of the Fourth Amendment and the Credit Agreement do not purport to be complete and are subject to, and qualified in their entirety by, reference to the Credit Agreement previously filed as Exhibit 99.1 to our Form 8-K filed on January 2, 2014, which is incorporated herein by reference, and the Fourth Amendment, which is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 2.05.	Costs Associated With Exit or Disposal Activities.

On December 15, 2015, the Board of Directors (the “Board”) of the Company approved the teach-out of the Company’s 16 Culinary Arts campuses (“LCB”). The Board had previously approved a plan to sell LCB on December 18, 2014. The Company was engaged in advanced negotiations with a potential buyer interested in acquiring LCB; however, these discussions, and discussions with alternative parties, did not ultimately lead to an agreement the Company believed was suitable to complete a transfer of ownership that would protect student, faculty and stockholder interests. The decision to teach-out LCB is aligned with the Company’s strategic decision announced in May 2015 to divest or teach-out the remaining institutions of its former Career Colleges segment and to focus its resources and attention on its universities – Colorado Technical University (CTU) and American InterContinental University (AIU). All LCB campuses are projected to remain open until September 2017 to offer current students the reasonable opportunity to complete their program of study. LCB contributed $128.2 million and $172.6 million of revenue and ($43.5) million and ($66.6) million of operating losses for the nine months ended September 30, 2015 and for the year ended December 31, 2014, respectively. As a result of the decision to teach-out the Le Cordon Bleu campuses, the results of operations for these campuses will now be reported within continuing operations.

The Company expects to record approximately $52 million to $64 million of restructuring charges related to the teach-out of LCB. These estimated charges are based on several assumptions, including the timing of campus teach-outs, amount of estimated sublease income related to our real estate lease obligations and estimated severance charges based upon timing of staff departures and are subject to change. These costs primarily relate to severance and retention charges (approximately $12 million - $14 million); costs associated with exiting lease obligations, net of estimated sublease income (approximately $35 million - $40 million); and non-cash long-term asset impairment charges (approximately $5 million - $10 million). The impairment charges and severance and related charges will primarily be recorded during the fourth quarter of 2015 and the lease charges will be recorded at the time each facility is vacated, which is expected to be during 2017. These amounts will result in actual cash outlay through 2017 for severance related charges and, for lease obligations, from the teach-out date through varying dates based on each respective lease end date, with the latest lease expiring during 2022.

The Company has previously provided certain estimates regarding its future cash and investments balances, operating margins and adjusted EBITDA for the Transitional Group and discontinued operations. These estimates assumed a completed sale of LCB, among other things, and therefore the decision to teach out LCB impacts the information previously provided and it should no longer be relied upon. The Company continues to expect to maintain cash, cash equivalents, restricted cash and investments balances of approximately $190 million in 2015 excluding the timing impact of outstanding checks, deposits and other transfers. The Company continues to expect those balances to decrease in 2016 as compared to 2015, although the LCB teach-out decision has a favorable impact to previous 2016 expectations primarily due to the previous expectation of a payment to the buyer upon the completion of a sale. The long-term cash impact of a teach-out decision versus a sale decision depends on our ability to minimize the impacts of the future lease obligations discussed above. The Company intends to provide updated information, to the extent deemed appropriate, at the time of its announcement of the Company’s financial results for the year ended December 31, 2015.

The Company issued a press release on December 16, 2015 regarding its intention to teach out LCB, a copy of which is attached as Exhibit 99.2.

Cautionary Statement Regarding Forward-Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this Form 8-K, including statements identified by words such as “expect,” “estimate,” “believe,” “will,” “anticipate,” “intend, ““continue” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. In particular, the estimates provided above for company-wide cash balances are based on the following key assumptions and factors, among others: (i) flat-to-modest total enrollment growth within the University Group over time; (ii) teach-outs to occur as planned and performance consistent with historical experience; (iii) achievement of rates of recovery for our real estate lease obligations which are consistent with historical experience; (iv) right-sizing of our Corporate expense structure to serve primarily online institutions; (vi) no material changes in the legal or regulatory environment; and (v) consistent working capital movements in line with historical operating trends. Although these estimates and assumptions are based upon management’s good faith beliefs regarding current events and actions that we may undertake in the future, actual results could differ materially from these estimates.

Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. Risks and uncertainties, the outcomes of which could have a material and adverse effect, include, but are not limited to, the following: negative trends in the real estate market which could impact the costs related to teaching out campuses and the success of our initiatives to reduce our real estate obligations; declines in enrollment; our ability to achieve anticipated cost savings and business efficiencies; rulemaking by the U.S. Department of Education or any state and increased focus by Congress, the President and governmental agencies on for-profit education institutions; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the gainful employment and financial responsibility standards prescribed by the U.S. Department of Education), as well as national and regional accreditation standards and state regulatory requirements; the impact of management changes; our ability to successfully defend litigation and other claims brought against us; and changes in the overall U.S. or global economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its subsequent filings with the Securities and Exchange Commission.

Item 2.06.	Material Impairments.

Item 2.05 of this Form 8–K, including the anticipated recognition of long-term asset impairment charges, is incorporated by reference in this Item 2.06.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibits

99.1	Fourth Amendment to Amended and Restated Credit Agreement dated as of December 11, 2015

99.2	Press release of the Company dated December 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ David Rawden
David Rawden
Interim Chief Financial Officer

Date: December 16, 2015

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Fourth Amendment to Amended and Restated Credit Agreement dated as of December 11, 2015

99.2	Press release of the Company dated December 16, 2015